EXHIBIT 99.1

News Release

Contact: Investor Relations
Phone: (713) 324-4755
Email: xjtinvestor@expressjet.com

EXPRESSJET REPORTS FIRST QUARTER 2006 EARNINGS

            HOUSTON, May 10, 2006 - ExpressJet Holdings, Inc. (NYSE:XJT) today reported first quarter net income of $23.8 million, or $0.40 diluted earnings per share.  The results represent ExpressJet’s twentieth consecutive quarter of earnings and the first quarterly results of operations reflecting the new 2006 rates under the company’s capacity purchase agreement with Continental Airlines.

            During the quarter, the company’s ExpressJet Airlines subsidiary flew 12.0% more block hours and 11,455 more departures than the first quarter of 2005 and maintained a 99.8% controllable completion factor, which excludes cancellations due to weather and air traffic control.

            “Despite the challenges facing the airline industry and our company, our employees continued to set the standard for the regional industry by providing world-class service and reliability,” said ExpressJet President and CEO Jim Ream.

FIRST QUARTER REVIEW

Operational Review

            First quarter operating revenue increased 7.7% to $404.2 million, versus $375.4 million in the first quarter of 2005.  Compared to the same period last year, the company’s ExpressJet Airlines subsidiary grew its capacity 12.5% to 3.1 billion available seat miles.  Revenue passenger miles were up 18.7%, resulting in a 3.9 points year-over-year increase in load factor to 75.2%.  The airline operated at a 99.8% controllable completion factor during the first quarter, and an overall completion rate of 98.2%.

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EXPRESSJET REPORTS FIRST QUARTER EARNINGS/PAGE 2

            During the first quarter 2006, ExpressJet Airlines accepted four deliveries of Embraer’s extended-range ERJ-145XR, bringing the total operating fleet to 270 jets.  ExpressJet Airlines anticipates the final four ERJ-145XR deliveries during the second quarter 2006 to complete its firm order position.

            Also during the quarter, ExpressJet Services expanded its agreement with Aircelle Safron Group to include the thrust reverser on the F7X, a business jet.

Financial Review

            ExpressJet’s first quarter 2006 operating income reflected a 9.2% operating margin, as compared with an operating margin of 10.3% for the first quarter 2005.  For the first quarter 2006, ExpressJet Airlines performed better than its agreed rates under its capacity purchase agreement with Continental Airlines and rebated $2.6 million back to Continental to reach its contractual operating margin of 10%.  Additional expenses were incurred in the first quarter 2006, mainly for items unrelated to the company’s agreement with Continental, that drove the overall operating margin below 10%.

            ExpressJet ended the first quarter 2006 with $241.5 million in cash and cash equivalents, including $9.2 million in restricted cash.  During the quarter, the company made the final principal and interest payment of $17.8 million on its note payable to Continental and the note was cancelled.

            Capital expenditures for the first quarter of 2006 totaled approximately $6.3 million, compared with $2.9 million for the same period in 2005.  ExpressJet anticipates capital expenditures of approximately $11.5 million for the remainder of 2006.

            During the quarter, Holdings did not make any purchases related to its previously announced stock and convertible debt repurchase program.

            ExpressJet will conduct a telephone briefing to discuss its first quarter results Wednesday, May 10, at 10:00 a.m. EDT (9:00 a.m. CDT).  A live webcast of this briefing will be available online at expressjet.com - investor relations.

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EXPRESSJET REPORTS FIRST QUARTER EARNINGS/PAGE 3

CORPORATE BACKGROUND

            ExpressJet Holdings has strategic investments in the air transportation sector, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines currently operates a fleet of Embraer regional jets as Continental Express to 152 destinations in the United States, Canada, Mexico, Central America and the Caribbean, and provides third-party training through its Training Services division.  ExpressJet Services, LLC provides third-party repair services.  The company is the sole stockholder of these subsidiaries and also invests in other entities that permit it to leverage the management experience, efficiencies and economies of scale present in its subsidiaries.  For more information, visit expressjet.com.

            Some of the statements in this document are forward-looking statements that involve a number of risks and uncertainties.  Many factors could affect actual results, and variances from current expectations regarding these factors could cause actual results to differ materially from those expressed in these forward-looking statements.  Some of the known risks that could significantly impact results include:  the company’s dependence on its capacity purchase agreement with Continental; the company’s dependence on Continental's financial and operational stability; the company’s aircraft and facility leases with Continental; the company’s ability to implement its growth and diversification strategies, including the profitable use of the 69 aircraft outside of the capacity purchase agreement; flight disruptions as a result of operational matters; regulatory requirements; and competition and industry conditions.  Additional information concerning risk factors that could affect the company’s actual results are described in its filings with the Securities and Exchange Commission, including its 2005 annual report on Form 10-K.  The events described in the forward-looking statements might not occur or might occur to a materially different extent than described herein.  The company undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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  EXPRESSJET REPORTS FIRST QUARTER EARNINGS/PAGE 4

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY
(In thousands, except per share data)
	Three Months Ended March 31,
			Increase/
	2006	2005	(Decrease)

Operating Revenue	$404,166	$375,401	7.7%

Operating Expenses:
Wages, salaries and related costs	92,045	84,472	9.0%
Aircraft rentals	81,591	74,325	9.8%
Aircraft fuel and related taxes	52,987	48,549	9.1%
Maintenance, materials and repairs	48,940	43,325	13.0%
Ground handling	23,508	23,750	(1.0%)
Other rentals and landing fees	27,236	24,465	11.3%
Outside services	8,468	8,333	1.6%
Depreciation and amortization	6,429	5,937	8.3%
Other operating expenses	25,635	23,411	9.5%

	366,839	336,567	9.0%

Operating Income	37,327	38,834	(3.9%)

Nonoperating Income (Expense):
Interest expense	(2,051)	(2,859)	(28.3%)
Interest income	2,975	1,482	100.7%
Capitalized interest	101	176	(42.6%)
Equity investment income (loss)	(390)	(24)	n/m
Other, net	46	14	n/m

	681	(1,211)	n/m

Income before Income Taxes and Dividends	38,008	37,623	1.0%
Income Tax Expense	14,254	14,344	(0.6%)

Net Income	23,754	23,279	2.0%

Basic EPS	$0.44	$0.43	2.3%
Diluted EPS	$0.40	$0.39	2.6%
Operating Margin	9.2%	10.3%	(1.1	pts)

Basic Shares Used for EPS Calculation	53,798	54,284	(0.9%)
Diluted Shares Used for EPS Calculation	61,432	61,863	(0.7%)

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EXPRESSJET REPORTS FIRST QUARTER EARNINGS/PAGE 5

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES

STATISTICS	Three Months Ended March 31,
			Increase/
	2006	2005	(Decrease)

Revenue passenger miles (RPM) (millions)	2,318	1,953	18.7%
Available seat miles (ASM) (millions)	3,082	2,740	12.5%
Passenger load factor	75.2%	71.3%	3.9	pts
Block hours	214,192	191,276	12.0%
Departures	115,093	103,638	11.1%
Operating cost per available seat mile (cents) (1)	11.88	12.27	(3.2%)
Operating cost per block hour (dollars) (1)	1,709	1,757	(2.7%)
Average fuel cost per available seat mile (cents)	1.72	1.77	(2.8%)
Average price per gallon of fuel (cents)	71.2	71.2	-
Fuel gallons consumed (millions)	74.4	68.2	9.1%
Average length of aircraft flight (miles)	548	542	1.1%
Actual aircraft in fleet at end of period	270	250	8.0%
Average daily utilization of each aircraft	8 hr 53 min	8 hr 36 min	3.3%
Controllable completion factor	99.8%	99.9%	(0.1	pts)
Completion factor	98.2%	98.1%	0.1	pts

(1)	Operating cost per available seat mile and block hour are calculated using operating costs related to our flight operations.

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EXPRESSJET REPORTS FIRST QUARTER EARNINGS/PAGE 6

STATISTICAL INFORMATION
	Three Months Ended March 31,
			Increase/ (Decrease)
	2006	2005
PERFORMANCE MEASURES:

Operating margin per the capacity purchase agreement (1)	10.0%	10.0%	---
Adjustments:
Add: other costs excluded from the capacity purchase agreement(2)	(1.0%)	(0.2%)	(0.8	pts)
Add: Incentives (penalties) (3) and other revenues excluded from capacity purchase agreement	0.2%	0.5%	(0.3	pts)

Actual operating margin as reported	9.2%	10.3%	(1.1	pts)

(1)

Under the capacity purchase agreement, the operating margin effective January 1, 2005 was to be between 8.5% and 10% each quarter, but including unanticipated changes in labor costs, to the extent the results did not drive the margin below the margin floor (8.5%).  Airlines can continue to receive incentive payments, which may bring its operating margin above 10%.

(2)

These expenses represent costs that are not deemed part of underlying costs related to the capacity purchase agreement such as stock compensation expenses and costs related to investments in other entities.

(3)

The performance incentive payments were made to Airlines primarily due to our high controllable completion factor (which excludes weather and air traffic control cancellations) of 99.8% and 99.9% for the three months ended March 31, 2006 and 2005.  Effective January 1, 2005, Airlines is only required to pay Continental a penalty for controllable completion factors below 99.5% instead of using our historical benchmark, which exceeds 99.5%.

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